Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
Investor.Relations@avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@avanos.com

Avanos Medical, Inc. Announces Sale of Respiratory Health Business to SunMed Group Holdings, LLC

ALPHARETTA, Ga., June 8, 2023 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced it has entered into a definitive agreement to sell its Respiratory Health (RH) business to SunMed Group Holdings, LLC (SunMed).
Headquartered in Grand Rapids, Michigan, SunMed is a leading North American manufacturer and distributor of consumable medical devices for anesthesia and respiratory care with a comprehensive product portfolio that spans the continuum of care from first responders to hospitals and home care.
The divestiture of the RH business represents a key component of Avanos’ ongoing three-year transformation process, and accelerates the Company’s efforts to focus its portfolio on markets where it is well positioned to succeed.
“Earlier this year, we shared our strategy and intent to optimize our portfolio by focusing on higher-margin and higher-growth markets – particularly in our Digestive Health and Pain Management & Recovery product categories,” said Joe Woody, Avanos chief executive officer. “We expect that divesting the Respiratory Health business – along with our ongoing SKU rationalization initiatives and future M&A opportunities – will allow us to meaningfully transform the financial profile of Avanos.”
“SunMed has deep experience and strong expertise in the global respiratory health consumables market, making it an ideal home for Avanos’ RH business,” said Hank Struik, SunMed’s chief executive officer. “We believe Avanos’ BALLARD* closed-suction technology will be a powerful addition to SunMed’s broad and growing portfolio.”
Sale of the RH Business
The transaction includes substantially all of the assets primarily used in the RH business, including fixed assets, inventory, intangible assets – including the BALLARD*, MICROCUFF* and endOclear* brands – and long-term leases for two manufacturing facilities located in Mexico (Magdalena and Nogales 2).
Avanos will provide transition services after closing as SunMed works to integrate its new RH business within its product portfolio.

Exhibit 99.1
The net proceeds from the transaction will enhance Avanos’ balance sheet flexibility and provide additional capacity for Avanos to deploy capital in a focused and disciplined approach to M&A in the Company’s core categories and markets.
The transaction is expected to close in late 2023, subject to customary closing conditions. The Company plans to share additional details about the transaction during its Investor Day event on June 20, 2023.
Alston & Bird LLP is serving as legal counsel to Avanos. Goodwin Procter LLP is serving as SunMed’s legal counsel.
About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, we are committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. We develop, manufacture and market our recognized brands globally and hold leading market positions in multiple categories across our portfolio. For more information, visit Avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.
About SunMed Group Holdings, LLC
SunMed, headquartered in Grand Rapids, Michigan, with manufacturing and distribution sites in the United States, Mexico, China and Europe, is a leading medical device manufacturer, offering one of the most comprehensive portfolios of consumable anesthesia and respiratory care products. SunMed’s product portfolio spans the continuum of care from first responders to hospitals and home care, with safety, patient comfort and clinical performance in mind. SunMed’s comprehensive portfolio of trusted respiratory care and anesthesia products include premier brands such as Salter Labs®, Ethox Medical™, Ventlab™ and Westmed™. Currently, SunMed has over 1 million square feet of manufacturing space, providing comprehensive expertise in all plastics materials and conversion—supported by a world-class Quality Management System. Frazier Healthcare Partners, a leading healthcare investment firm, acquired a majority ownership stake in SunMed in 2021.
SOURCE Avanos Medical, Inc.
For further information: Investor Contact: Michael Greiner, Avanos Medical, Inc., Investor.Relations@Avanos.com; Media Contact: Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com
* Registered Trademark or Trademark of Avanos Medical, Inc., or its affiliates. © 2018 AVNS. All rights reserved.
Note Regarding Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause the actual results of Avanos Medical, Inc. to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do

Exhibit 99.1
not relate solely to historical or current facts, and can generally be identified by the use of words such as “will,” “expect,” and similar expressions. The forward-looking statements include statements regarding the impact of the transaction on the Company’s financial profile, and its ability to enhance the Company’s balance sheet and provide additional capacity for the Company to deploy capital, and the expected timing of the closing. Such factors include, but are not limited to, the Company’s ability to successfully execute on or achieve the expected benefits of its transformation process. The information contained herein speaks only as of the date of this press release, and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.
Additional information concerning these and other factors that may impact future results is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission.